Exhibit 99.1

NEWS RELEASE

For Immediate Release
May 14, 2015

SYNAPTICS CEO RICK BERGMAN JOINS MAXWELL TECHNOLOGIES’ BOARD
SAN DIEGO, Calif. - Maxwell Technologies Inc. (Nasdaq: MXWL) announced today that Rick Bergman, President and CEO of Synaptics, Inc., a leading developer of human interface solutions for intelligent devices, has been appointed to Maxwell’s board of directors.
    Bergman joined Synaptics in 2011, after serving in a series of senior executive positions with AMD, where he was Senior Vice President and General Manager of AMD’s Product Group from May 2009 to September 2011, and Senior Vice President and General Manager of AMD’s Graphics Product Group (GPG) from October 2006 to May 2009. Until AMD acquired ATI in 2006, Mr. Bergman was Senior Vice President and General Manager of ATI’s PC Group. Previously, he was Chief Operating Officer of S3 Graphics and before that he held other senior management positions in the technology industry after beginning his career with Texas Instruments and IBM. He holds a Bachelor of Science from the University of Michigan and a Master’s degree in business administration from the University of Colorado's Executive MBA program.
“We are delighted that Mr. Bergman has agreed to join Maxwell’s board,” said Mark Rossi, chairman of the board. “His extensive business experience and contacts in the technology industry will make him a valuable resource and sounding board as we continue to pursue new avenues for growth.”
Maxwell Technologies is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, visit www.maxwell.com
Media & Investor Contact: Michael Sund +1 (858) 503-3233; msund@maxwell.com
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